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EXHIBIT 12.4

West Texas Utilities Company
Ratio of Earnings to Fixed Charges
For Years Ended December 31

                                          1997       1996       1995      1994      1993
                                        --------   --------   --------  --------  --------
                                                    (thousands, except ratios)

Operating income                         $44,567    $51,734    $59,486   $54,763   $46,576
Adjustments:
  Income taxes                            11,294      6,547      6,456     7,900    10,869
  Provision for deferred
    income taxes                            (954)     5,718      1,971     8,377     3,593
  Deferred investment tax credits         (1,321)    (1,321)    (1,321)   (1,321)   (1,321)
  Charges for investments and plant
    development costs, net of tax             --    (10,946)        --        --        --
  Other income and deductions              1,237        601       (463)    4,210     1,907
  Allowance for borrowed and equity
    funds used during construction           920      1,276      1,031       474       247
                                        --------   --------   --------  --------  --------
        Earnings                         $55,743    $53,609    $67,160   $74,403   $61,871
                                        ========   ========   ========  ========  ========


Fixed charges:
  Interest on long-term debt              20,352    $21,169    $21,413   $18,547   $19,225
  Interest on short-term debt and other    4,911      4,925      4,111     3,534     2,988
                                        --------   --------   --------  --------  --------
        Fixed charges                    $25,263    $26,094    $25,524   $22,081   $22,213
                                        ========   ========   ========  ========  ========


Ratio of earnings to fixed charges          2.21       2.05       2.63      3.37      2.79(1)



(1) The ratio of earnings to fixed charges for 1993 was calculated before cumulative effect of change in accounting principles.
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